Exhibit 99.6

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D/A and any further amendments thereto need to be filed with respect to beneficial ownership by each of the undersigned of shares of common stock, par value $0.001 per share, of EXCO Resources, Inc., a Texas corporation and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D/A that, as contemplated by Section 13d-1(k)(1(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument

Dated: June 15, 2017	Energy Strategic Advisory Services LLC

	By:	/s/ Jonathan Siegler
Managing Director and Chief Financial Officer

Bluescape Energy Recapitalization and Restructuring Fund III LP

	By:	/s/ Jonathan Siegler
Managing Director and Chief Financial Officer

Bluescape Energy Partners III GP LLC

	By:	/s/ Jonathan Siegler
Managing Director and Chief Financial Officer

Bluescape Resources GP Holdings LLC

	By:	/s/ Charles John Wilder, Jr.
Sole Member

Bluescape Resources Company LLC

	By:	/s/ Charles John Wilder, Jr.
Executive Chairman

Charles John Wilder, Jr.

	By:	/s/ Charles John Wilder, Jr.